                                                                    EXHIBIT 10.L


               CAMDEN POWER PURCHASE/SALE TRANSACTION CONFIRMATION

SELLER:                                         BUYER:
     Camden Cogen L.P.                             El Paso Merchant Energy, L.P.
     570 Chelton Avenue                            1001 Louisiana Street
     Camden, New Jersey 08104                      Houston, TX 77002
     Attn: Operations Supervisor                   Attn: Vice President
     Telephone: (856) 338-1000 (ext. 13)           Telephone: (713) 420-6291
     Facsimile: (856) 963-2411                     Facsimile: (713) 420-6356
     Attn:  General Manager
            (during business hours)
     Telephone: (856) 963-2269
     Facsimile: (856) 963-2411

This document ("Camden Transaction Confirmation") evidences the terms of the binding agreement reached between El Paso Merchant Energy, L.P. ("EPME") and Camden Cogen L.P. (each a "Party" and together the "Parties") on October 1, 2001 regarding the purchase and sale of the Energy as described below (the "Transaction"). Seller agrees to sell and deliver and Buyer agrees to buy and accept Energy of the quantity, at the price, and on the terms and conditions as set forth below:

BUYER:                  El Paso Merchant Energy, L.P.

SELLER:                 Camden Cogen L.P.

ENERGY: The Energy, as determined by ambient conditions, outages and deratings, produced by the Seller's generating facility (exclusive of the energy consumed by the Facility's in-plant load) located in Camden, New Jersey (the "Facility"), expressed in megawatt-hours ("MWh") and megawatts ("MW"), of the character commonly known as three-phase, sixty-hertz electric energy. During the months of June through September (the "Summer Period"), approximately 125 MW of such Energy will be available to be Scheduled, and during the months of October through May (the "Winter Period"), approximately 130 MW of such Energy will be available to be Scheduled (collectively "Primary Energy"). During all months of the year, in addition to the Primary Energy, approximately 20 MW of additional Energy will be available to be Scheduled ("Peaking Energy"). Except as otherwise provided herein, Seller shall deliver Energy hereunder from the Facility, if the Facility is available for such delivery, or provide Replacement Power in accordance with "Special Provisions" below.

PERIOD OF DELIVERY:     The term of this Transaction shall commence on the
                        Effective Date (as defined in the Amended and Restated
                        Power Purchase Agreement, dated as of May 23, 2001, between Public Service Electric and Gas Company and
                        Cedar Brakes II, L.L.C. (formerly known as Cedar Brakes
                        IV, L.L.C.) and defined hereinafter as the "Effective
                        Date") and shall continue through March 5, 2013, unless earlier terminated pursuant to another provision in this Camden Transaction Confirmation.

SCHEDULE:               Not less than five (5) business days prior to the start
                        of each month in the Period of Delivery, Buyer shall declare to the Seller by written notice its intention not to utilize the Energy of the Facility during the following month (a "Non-utilization Notice"). During months in which the Buyer has delivered a Non-utilization Notice, the Buyer shall not have the right to schedule Energy or ancillary services available from the Facility. During months in which no such Non-utilization Notice has been delivered, Buyer shall have the right to schedule Primary Energy and Peaking
                        Energy available from the Facility in accordance with the PJM Interconnection, L.L.C. ("PJM") procedures for eSchedule transactions. Buyer shall schedule Primary
                        Energy for a four (4) hour minimum delivery per day.
                        Buyer shall schedule Peaking Energy for a one (1) hour minimum delivery during hours when Primary Energy is scheduled; provided that multiple, non-contiguous minimum deliveries for Peaking Energy may be scheduled within a scheduled delivery for Primary
                        Energy. Buyer shall notify Seller with four (4) hours prior notice of its intention to exercise its right to schedule Primary Energy and with one (1) hour prior notice of its intention to exercise its right to schedule Peaking Energy. Buyer will provide Seller with the applicable schedule when exercised and may revise the Primary Energy schedule upon one (1) hour notice to Seller. If Buyer fails to schedule the energy by the deadline specified herein, then Seller may sell the Energy to a third party in accordance with "Special
                        Provisions" below.

DELIVERY POINT(S):      The Delivery Point shall be at (i) the Camden busbar or
                        (ii) any other point (the "Alternate Delivery Point") in the PJM control area. Seller will pay all applicable transmission costs, operating reserves, congestion charges or losses in the event that it elects a Delivery
                        Point in accordance with (ii) above.

FAILURE TO DELIVER:     Seller shall operate the Facility using Prudent
                        Electrical Practices (as defined below). If Seller fails to deliver Energy Scheduled by Buyer hereunder due to scheduled maintenance, a forced outage or a Force
                        Majeure event (as defined below) affecting the Facility, Seller shall bear no penalty. If Seller fails to deliver
                        Energy Scheduled by Buyer hereunder for any reason other than scheduled maintenance, a forced outage, or a Force
                        Majeure event, Seller shall pay Buyer an amount equal to (if positive) the difference between (i) the PJM locational marginal price at the Delivery Point at the time such Energy was Scheduled to be delivered and (ii) the Energy Price.

CONDITION PRECEDENT:    As a condition precedent to the effectiveness of this
                        Camden Transaction Confirmation, prior to the Effective
                        Date, Seller shall execute and deliver to Buyer an agreement providing for the supply from Seller to Buyer of capacity from the Facility on terms and conditions acceptable to Buyer.

FORCE MAJEURE:          The term "Force Majeure" as used herein shall mean,
                        cover and include acts of God, epidemics, landslides, hurricanes, floods, washouts, lightning, earthquakes, storms, perils of the sea, hurricane or storm warnings
                        (to the extent that such warnings cause an evacuation of the Facilities and restrict delivery under this Camden
                        Transaction Confirmation), restraints of any court or governmental or regulatory authorities, acts of civil disorder, acts of industrial disorder which are part of a national or regional strike or labor dispute, accidents to any transmission facilities, freezing of facilities or other equipment, necessities for making repairs or alterations to machinery or equipment, the failure of any governmental authority to grant or renew authorizations to permit Buyer to resell Energy, or any cause, whether of the kind enumerated in this Camden
                        Transaction Confirmation or otherwise, that in the event of each of the above described events or circumstances
                        (a) restricts or prevents performance under this Camden
                        Transaction Confirmation, (b) is not reasonably within the control of the Party claiming suspension and (c) by the exercise of due diligence, such Party is unable to prevent or overcome; provided, however, the settlement of any labor dispute shall be within the sole discretion of the Party to this Camden Transaction Confirmation involved in such labor dispute, and the above requirement that an inability shall be corrected with reasonable diligence shall not apply to labor disputes.

PRUDENT ELECTRICAL
PRACTICES:              Those practices, methods, and equipment, as changed from
                        time to time, that are commonly used in the United
                        States to prudently operate electric equipment lawfully and with safety, dependability, efficiency and economy.

CONTRACT QUANTITY:      The Energy, as determined by ambient conditions, outages
                        and deratings, produced by the Facility. The quantity of such Energy is: during the Summer Period, approximately
                        125 MW of Primary Energy per hour; during the Winter
                        Period, approximately 130 MW of Primary Energy per hour;
                        and during any month of the year, approximately 20 MW of Peaking Energy per hour.

RESERVATION PAYMENT:    In addition to the Energy Price set forth below, each
                        month during the Period of Delivery Buyer shall pay to Seller, when payment for Energy delivered hereunder is due an amount equal to the product of (i) six thousand nine hundred dollars ($6,900.00) per MW (which on January 1, 2003 and each January 1 thereafter shall be escalated by one and twenty-five hundredths percent
                        (1.25%)) and (ii) 145 MW during the Summer Period or 150
                        MW during the Winter Period, as applicable.

ENERGY PRICE:           For each MWh of Primary Energy Scheduled and received by
                        Buyer hereunder, Buyer shall pay to Seller, an amount equal to the sum of (a) the product of (i) the Gas Daily midpoint price per MMBtu set forth in Gas Daily for TETCO M-3 for such day plus $.02 per MMBtu (expressed in $/MMBtu) for the day during which the Primary Energy was delivered and (ii) a heat rate conversion factor of 8.7
                        (MMBtu/MWh) during the Summer Period or 8.2 (MMBtu/MWh) during the Winter Period, as applicable, and (b) two dollars and sixty cents ($2.60) per MWh (which on January 1, 2003 and each January 1 thereafter shall be escalated by four percent (4.0%)).

                        For each MWh of Peaking Energy Scheduled and received by Buyer hereunder, Buyer shall pay to Seller an amount equal to the sum of (a) the product of (i) the Gas Daily midpoint price per MMBtu set forth in Gas Daily for TETCO M-3 for such day plus $.02 per MMBtu (expressed in $/MMBtu) for the day during which the Peaking Energy was delivered and (ii) a heat rate conversion factor of 12.0 (MMBtu/MWh) and (b) one dollar and twenty cents ($1.20) per MWh (which on January 1, 2003 and each January 1 thereafter shall be escalated by two and five tenths percent (2.5%)).

START UP COSTS:         For each non-contiguous period of Scheduled Primary
                        Energy, Buyer shall pay to Seller a start up cost equal to the sum of (a) the product of (i) 1,800 MMBtus and
                        (ii) the Gas Daily midpoint price per MMBtu set forth in Gas Daily for TETCO M-3 for such day plus $.02 per MMBtu
                        (expressed in $/MMBtu) and (b) six thousand dollars
                        ($6,000.00) (which on January 1, 2003 and each January 1 thereafter shall be escalated by four percent (4.0%)).

FUEL: Seller shall purchase gas or other fuel necessary for the generation of Energy hereunder.

LIQUIDATION:            In the event a Party defaults hereunder, the
                        non-defaulting Party shall have the right, upon at least five (5) business days' prior written notice, to liquidate and terminate the remaining term of this Transaction at any time and from time to time, and shall calculate, in a commercially reasonable manner, a Settlement Amount for the Transaction as of the time of its termination or as soon thereafter as is reasonably practicable and shall net such Settlement Amounts to the defaulting party as provided herein.

                        The non-defaulting Party shall set off (i) all such Settlement Amounts that are due to the defaulting Party, plus (at the non-defaulting Party's election) any or all other amounts due to the defaulting Party against (ii) all such Settlement Amounts that are due to the non-defaulting Party, plus (at the non-defaulting Party's election) any or all other amounts due to the non-defaulting Party under the Transaction, so that all such amounts shall be netted to a single liquidated amount payable by one Party to the other. A Party with a payment obligation shall pay such amount to the other Party within one (1) business day of such netting.

                        "SETTLEMENT AMOUNT" means, with respect to the Transaction, the product of (a) the difference between
                        (i) the Energy Price and (ii) the Market Price on the date of any such early termination (the "Early Termination Date") and

                        (b) the quantity of Energy which the Parties committed to deliver or take herein and is remaining undelivered on the date of such Early Termination Date, discounted to present value; provided, however, that in the case of an option, Settlement Amount means an amount representing such option's market value to the non-affected party determined in a commercially reasonable manner as of the Early Termination Date.

                        "MARKET PRICE" means, in determining the Settlement Amount, the market price per unit as of the Early Termination Date for a comparable transaction, as determined in a commercially reasonably manner.

ADDITIONAL
REPRESENTATION:         Seller represents and warrants to Buyer that Seller has
                        all necessary corporate approvals and all state and federal regulatory authorizations, consents and approvals necessary to enter into, perform and Schedule pursuant to this Transaction.

SPECIAL PROVISIONS:     Seller may at any time provide all or a portion of the
                        Energy Scheduled by Buyer hereunder from a source not part of the Facility, provided that Seller shall also make available ancillary services to Buyer during any time that Seller provides Power from a source other than the Facility ("Replacement Power"). Seller shall bear the cost of delivering Replacement Power to Buyer at the Delivery Point, including, in the event Replacement
                        Power is delivered to an Alternate Delivery Point, reimbursement to Buyer for all incremental transportation expenses (including, but not limited to, scheduling fees, redispatch costs, congestion management fees, line losses and similar costs) incurred by Buyer as a result of its election to allow Seller to deliver
                        Replacement Power at such Alternate Delivery Point.

                        Seller may market Energy and ancillary services from the Facility in any month that Buyer provides a Non-utilization Notice or when Seller makes available to Buyer Replacement Power for the entire month. To the extent Seller elects to offer Replacement Power, in order to be deemed acceptable hereunder, the Replacement Power made available by Seller must exactly replicate the products otherwise available from the Facility, available for a term of one (1) month or longer and notice of the availability of such Replacement Power must be provided to Buyer five (5) days prior to the start of the applicable month. Seller shall not market the Energy of the Facility during any month (i) for which Buyer does not make such declaration by providing such notice to Seller of its intent not to use the Energy, or (ii) Seller does not provide Replacement Power on the terms set forth herein.

                        In months for which Buyer has not provided a Non-utilization Notice, subject to Buyer's rights to receive Energy and ancillary services from the Facility, Seller shall have the right to sell any Energy that the Facility is capable of generating, and ancillary services that the Facility is capable of providing, that are not Scheduled or dispatched by Buyer hereunder or that Buyer is not permitted to Schedule or dispatch pursuant to the terms of this Camden Transaction Confirmation. Seller may not market any Energy or ancillary services from the Facility unless the Energy necessary to provide such service was declared by Buyer to be available to Seller pursuant to a Non-utilization Notice issued to Seller.

BILLING AND PAYMENT:    On or before the tenth (10th) day of each month, Buyer
                        shall render to Seller a statement setting forth a calculation of the amounts owed to Seller by Buyer pursuant to this Camden Transaction Confirmation with respect to the preceding month. Within five (5) days following receipt of such statement, Seller shall provide Buyer any objections thereto.

                        Buyer shall pay Seller the amount due Seller for all Energy purchased during the preceding month by the twentieth (20th) day of the month. If Buyer fails to pay any amount when due, Buyer shall pay Seller interest on the unpaid balance from the payment due date until the date paid. Interest shall accrue on each calendar day at the then current prime rate of interest published by Chase Manhattan Bank, N.A. (the "Interest Rate").

                        If any portion of a statement is in dispute, then the undisputed amount of the invoice shall be paid when due. The Party disputing payment shall provide the other Party formal written notice of the amount in dispute and a detailed description of the specific basis of the dispute. Upon determination of the correct amount, any amount due shall be promptly paid (but in any event, within thirty (30) days of the resolution of the dispute) after such determination with interest calculated at the Interest Rate from the payment due date to the date the payment is made.

CHOICE OF LAW:          THE PARTIES AGREE THAT THE INTERNAL LAWS OF THE STATE OF
                        TEXAS SHALL CONTROL CONSTRUCTION, INTERPRETATION,
                        VALIDITY AND/OR ENFORCEMENT OF THIS CAMDEN TRANSACTION
                        CONFIRMATION, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF
                        LAW PROVISIONS OF SUCH STATE.

TERMINATION:            Notwithstanding anything herein to the contrary, after
                        December 31, 2003, this Camden Transaction Confirmation may be terminated by Seller upon thirty (30) days' written notice to Buyer.

If this Camden Transaction Confirmation correctly sets forth the terms of this Transaction that we have entered into, please promptly confirm in a reply to EPME by signing below and sending this Camden Transaction Confirmation (or a copy hereof) to EPME by fax to (713) 420-6356 within two (2) business days from receipt of this Camden Transaction Confirmation.

El Paso Merchant Energy, L.P.                  Camden Cogen L.P.

By: /s/ TIMOTHY D. BOURN                       By: /s/ CLARK C. SMITH
    -------------------------                      --------------------------
Name:  Timothy D. Bourn                        Name:  Clark C. Smith
Title: Senior Vice-President                   Title: President